UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATCH INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0393257 (I.R.S. Employer Identification No.)

Suite 1220 - 666 Burrard Street
Vancouver, British Columbia, Canada  V6C 2X8

(Address of Principal Executive Offices and Zip Code)

2004 Stock Option Plan
(Full title of the plan)

The President
PATCH INTERNATIONAL INC.
Suite 1220 - 666 Burrard Street
Vancouver, British Columbia, Canada  V6C 2X8

(Name and address of agent for service)

604.688.2790
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

David J. Cowan
Lang Michener
Barristers and Solicitors
1500 - 1055 West Georgia Street
Vancouver, British Columbia, Canada, V6C 3H1
Telephone: 604.689.9111

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	12,000,000(2)	$0.079(1)	$948,000(1)	$226.57(1)

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.075 bid; $0.082 ask) of the common stock as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on October 29, 2004.

(2) The 2004 Stock Option Plan authorizes the issuance of a maximum of 12,000,000 common shares in the capital of Patch International Inc. All of these common shares are being registered under this Form S-8 Registration Statement.

EXPLANATORY NOTE

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register 12,000,000 shares of our common stock, $.001 par value per share, issuable pursuant to the 2004 Stock Option Plan.  The stock options will be granted to employees and consultants of Patch International Inc. as an incentive to ensure that we retain their services and to encourage such individuals to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of our shareholders.

Under cover of this Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the 1933 Act.  Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 600,000 "control securities" which may be issued, pursuant to stock option agreements to be entered into between Patch and each of David Stadnyk, our company's President and director and Winston Cabell, our company's Secretary and director.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give the documents containing the information specified in Part I of Form S-8 to each of David Stadnyk and Winston Cabell as specified by the Securities and Exchange Commission Rule 428(b)(1) under the 1933 Act.  We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the 1933 Act.

REOFFER PROSPECTUS

The date of this prospectus is October 29, 2004

Patch International Inc.
Suite 1220 - 666 Burrard Street
Vancouver, British Columbia, Canada  V6C 2X8

600,000 Shares of Common Stock

This reoffer prospectus relates to 600,000 shares of our common stock may be offered and resold from time to time by the selling stockholders identified in this prospectus for their own account. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale.  We will receive no part of the proceeds from sales made under this reoffer prospectus.  The selling stockholders will bear all sales commissions and similar expenses.  Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The selling stockholders and any brokers executing selling orders on his behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common stock is traded on the OTC Bulletin Board under the symbol "PAII". On October 29, 2004, the last reported price of our common stock on such market was $0.08 per share.

THE COMMON SHARES OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 13 OF THIS REOFFER PROSPECTUS.  THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

REOFFER PROSPECTUS

Available Information

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement.  We have not authorized anyone else to provide you with different  information.  The common stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

Patch International Inc. files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934.  You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.  In addition, copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007.  Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1.             The description of our company's common stock contained in our Registration Statement on Form 10-SB (SEC file number 000-28305), filed with the Securities and Exchange Commission on December 23, 1999, including all amendments and reports for the purpose of updating such description;

2.             Our Quarterly Report on Form 10-QSB filed October 20, 2004;

3.             Our Annual Report on Form 10-KSB filed on October 18, 2004;

4.             Our Current Report on Form 8-K filed on September 20, 2004;

5.             Our Current Report on Form 8-K filed on June 15, 2004;

6.             Our Definitive Information Statement on Schedule 14C, filed on May 21, 2004;

7.             Our Preliminary Information Statement on Schedule 14C, filed on May 11, 2004;

8.             Our Quarterly Report on Form 10-QSB filed on April 18, 2004;

9.             Our Registration Statement on Form S-8 filed April 1, 2004;

10.           Our Current Report on Form 8-K filed on March 19, 2004;

11.           Our Amendment No. 1 to our Quarterly Report on Form 10-QSB/A filed on January 22, 2004;

12.           Our Quarterly Report on Form 10-QSB filed on January 20, 2004;

13.           Our Quarterly Report on Form 10-QSB filed on November 10, 2003; and

14.           All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES).  REQUESTS SHOULD BE DIRECTED TO THE PRESIDENT, PATCH INTERNATIONAL INC., SUITE 1220, 666 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA, CANADA  V6C 2X8.  OUR TELEPHONE NUMBER IS 604.688.2790.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Prospectus Summary

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus.  Consequently, this summary does not contain all of the information that you should consider before investing in our common stock.  You should carefully read the entire prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this reoffer prospectus.

Summary of Risk Factors

An investment in our common stock involves a number of risks which should be carefully considered and evaluated.  These risks include:

(a)           the fact that our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development;

(b)           the fact that our ability to continue exploration and, if warranted, development of our properties will be dependent upon our ability to raise significant additional financing;

(c)           that fact that we have suffered recurring losses from operations and have no established source of income, and that these circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' report issued in connection with our financial statements for the years ended May 31, 2004 and 2003;

(c)           the fact that our decision as to whether our properties contain commercial oil and gas deposits and should be brought into production will require substantial funds and depend upon the results of exploration programs and feasibility studies and the recommendations of duly qualified engineers, geologists, or both; and

(d)           the fact that exploration for economic reserves of oil and gas is subject to a number of risk factors.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 8 of this reoffer prospectus.

Forward Looking Statements

This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this reoffer prospectus, the terms "we", "us", "our" and "Patch" mean Patch International Inc., unless otherwise indicated.

Business of our Company

Our Current Business

The Company's business originally was the development and commercialization of non-prescription therapeutics and nutraceuticals designed to prevent inflammation and their sequelae, and the development of cosmetics for skin conditions.  The Company had not generated any revenues from product sales, royalties or license fees.  Due to the inability of the Company to obtain funding and/or partners to pursue its pharmaceutical projects, it decided to seek other business opportunities.  On October 20, 2003, the Company entered into an Arrangement Agreement to acquire Patch Energy Inc., a privately-held company existing under the Canada Business Corporations Act ("Patch").

Patch's principal business has been the exploration, development and production of oil and natural gas reserves through participation in farmout arrangements where third parties act as the operator of the project.  Patch's main focus had been on its assets located in the Kerrobert area in the Province of Saskatchewan, Canada.  Principal capital expenditures of Patch through May 31, 2004 have been US$202,926 for the acquisition, exploration, and development of its interests in the oil and gas properties.

At the Patch shareholders' meeting on February 20, 2004, the Patch shareholders approved the Plan of Arrangement.  As of March 15, 2004, the Company acquired Patch as a wholly-owned subsidiary.

On June 15, 2004, the Company changed its domicile to Nevada and name by merging into its wholly-owned subsidiary, Patch International Inc., a Nevada corporation.

Background and Corporate Structure

The Company was incorporated as Praxis Pharmaceuticals, Inc. on June 20, 1997 under the laws of the State of Nevada ("Praxis-Nevada").  In June 1998, Praxis-Nevada engaged in a reverse acquisition transaction with Micronetics, Inc., a company incorporated in Utah on December 31, 1981, where the shareholders of Praxis-Nevada gained control over Micronetics.  Micronetics then changed its name to Praxis Pharmaceuticals Inc. Immediately after the reverse acquisition transaction, the shareholders of Praxis-Nevada held approximately 98% of the outstanding shares of the Company.  Praxis-Nevada was merged into the Company effective June 30, 2002, thereby eliminating Praxis-Nevada as a subsidiary of the Company.

A wholly owned Australian subsidiary, Praxis Pharmaceuticals Australia Pty. Ltd. (ACN 082 811 630) was formed in May 1998 as a private company.  In October 1999 an equity investment was made in this subsidiary by Rothschild Bioscience Managers Limited (now known as GBS Venture Partners Ltd), which reduced the Company's equity ownership to 35%.  The funds raised were used for the development of autoimmune disease research licensed from Anutech Pty Ltd, the development arm of the Australian National University.  Praxis-Australia changed its name to "Pharmaxis Ltd" in June 2002.  An additional equity investment was made in Pharmaxis in August 2002, which reduced the Company's equity ownership to 19.6%.  The Company's equity ownership was further reduced to 10.4% upon completion of an initial public offering by Pharmaxis in November 2003.  Pharmaxis is listed on the Australian Stock Exchange under the symbol "PXS".  Pharmaxis is a specialist pharmaceutical company committed to the research, development and commercialization of human therapeutic products for chronic respiratory and autoimmune diseases and the development of an improved lung function test.

A second wholly owned Australian subsidiary, Praxis Pharmaceuticals International Pty. Ltd. (ACN 092 654 870) ("Praxis-International"), was formed on May 2, 2000.  Praxis-International was dissolved effective March 3, 2004.

As of March 15, 2004, the Company consummated the Arrangement Agreement with Patch under which the Company acquired Patch, a privately-held oil and gas company continued under the laws of Canada, in a stock-for-stock transaction.  As a result of the acquisition, Patch is a wholly owned subsidiary of the Company.  In the arrangement, each issued common share of Patch was exchanged for one common share of the Company.  A total of 18,232,625 shares were issued, bringing the issued and outstanding shares of the Company to 38,224,372.  David Stadnyk, an officer and director of the Company, controlled approximately two-thirds of the Patch shares, and now controls approximately 33.5% of the outstanding shares of the Company.

Greenlab Agronomics Inc.

On June 17, 2004, Patch signed a letter of intent to acquire Greenlab Agronomics Inc., a privately-held corporation, headquartered in Canada.  Greenlab is a Canadian registered company that owns and operates an international group of satellite agronomic, bio product and environmental companies.  The operating structure is by international subsidiary company holdings, joint venture agreements, and sovereign state relations.  Greenlab holds and manages land for the purposes of producing natural and bio products for the creation of clean water, organic foods, fruits, table oils, and safe energy.  As of the date of this report, Patch does not expect to complete an acquisition of Greenlab.

History and Development of Patch Energy Inc.

Development of Patch.  Patch was incorporated on February 11, 2002 under the name "Patch Energy Inc." by registration of Memorandum and Articles under the Company Act of British Columbia, Canada.  Effective January 16, 2003, Patch continued jurisdiction of incorporation from the Company Act of British Columbia to the Canada Business Corporations Act and as a result is now a federally incorporated company.

The Business of Patch.  Patch's principal business has been the exploration, development and production of oil and natural gas reserves through participation in farmout arrangements where third parties act as the operator of the project.  Patch's main focus had been on its assets located in the Kerrobert area in the Province of Saskatchewan, Canada.

Principal Products

Patch conducts exploration activities to locate natural gas and crude petroleum.  Patch has interests through farmout agreements and participation agreements in light crude oil in Saskatchewan and natural gas in California.  Such products are generally sold at the wellhead to purchasers in the immediate area where the products are produced.

Competition

Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business.  Patch competes with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources.  Patch does not hold a significant competitive position in the oil and gas industry.

Governmental Regulation/Environmental Issues

Patch's oil and gas operations are subject to various federal, provincial and local governmental regulations.  Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation.  From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.  The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment.  To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of Patch.  The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and Patch is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations.

Patch is subject to laws and regulations that control the discharge of materials into the environment, require removal and cleanup in certain circumstances, require the proper handling and disposal of waste materials or otherwise relate to the protection of the environment.  In operating and owning petroleum interests, it may be liable for damages and the costs of removing hydrocarbon spills for which Patch would be held responsible.  Laws relating to the protection of the environment have in many jurisdictions become more stringent in recent years and may, in certain circumstances, impose strict liability, rendering Patch liable for environmental damage without regard to actual negligence or fault.  Such laws and regulations may expose it to liability for the conduct of, or conditions caused by, others or for acts of Patch.  Patch believes that it has complied in all material respects with applicable environmental laws and regulations.

Employees

As of the date of this Registration Statement, the Company had 2 full-time employees.

The Company's opportunity for success depends largely upon the efforts, abilities, and decision-making of its directors and executive officers.  The loss any of the Company's key personnel could, to varying degrees, have an adverse effect on its operations and research and development efforts.  The loss of any one of them would have a material adverse affect on the Company.  The Company does not currently maintain "key-man" life insurance on its executive officers.

Description of Our Properties

East Corning Project, Tehama County, California

On April 4, 2002, Patch loaned $70,000 to Fairchild International Corporation ("Fairchild"), an oil and gas exploration company, pursuant to a convertible promissory note which bore interest at 8% per annum and was convertible into common shares of Fairchild.  As consideration for the loan Fairchild assigned to Patch a 20% working interest in Fairchild's oil and gas interests in Tehama County, California.  The note also provided that Patch be granted a right of first refusal to participate as to 50% of Fairchild's interest in respect of any oil and gas exploration or production opportunities Fairchild may participate in the future.  On July 16, 2002, Patch elected to convert the loan into 1,750,000 common shares of Fairchild.

Fairchild has a farmout agreement with Olympic Resources (Arizona) Ltd. giving it a right to earn a 3.75% interest in five test wells.  As of January 31, 2004, Fairchild has earned the 3.75% interest in four of the five test wells as a result of which Patch holds a 0.75% interest in such wells.  Under the terms of the agreement with Fairchild, Patch is to receive its proportionate share of the revenues from such wells once Fairchild has received revenues equal to the costs incurred by Fairchild to earn the interest in the wells.  For the fiscal years ended May 31, 2004 and 2003, Patch received $16,792 and $19,594, respectively, in revenues from its 0.75% interest in the four test wells.

The East Corning Project is located approximately 100 miles north of Sacramento, within the main Forbes depositional fairway.

Kerrobert Area, Saskatchewan, Canada

On May 1, 2002, Patch entered into a farmout agreement (the "Farmout Agreement") with True Energy Inc. ("True Energy") and Arsenal Energy Inc. ("Arsenal Energy"), pursuant to which it participated in the drilling of ten test wells located in the Kerrobert area of Saskatchewan, Canada.  Pursuant to the terms of the Farmout Agreement, Patch had the right to earn 12.5% interest in the Farmout Lands (as defined in the Farmout Agreement) by incurring 15.625% of the drilling costs for the wells.  The lands that are encompassed by the Farmout Agreement pursuant to which Patch acquired its interest are more particularly described as:

Twp. 33, Rge. 23 W3M: Lsd's 9, 11, 14, 15 & 16 of Section 8

Twp. 33, Rge. 24 W3M: Lsd's 2, 3, 4, 6, 7, 8 & N/2 of Section 13

Twp. 33, Rge. 24 W3M: SW/4, NE/4 & Lsd's 12, 13 & 14 of Section 15

Twp. 33, Rge. 24 W3M: N/2, SW/4 & Lsd's 2 & 7 of Section 23

Twp. 33, Rge. 24 W3M: N/2, SW/4 & Lsd's 2, 7 & 8 of Section 25

Twp. 33, Rge. 24 W3M: S/2, NW/4 of Section 26

The assets cover approximately 40 acres, with the potential of up to 60 drillable locations.  Patch earned a 12.5% working interest in 10 test wells on the properties in January 2003 however it assigned a 4.167% working interest in the 10 test wells to Fairchild, pursuant to the Fairchild First Participation Agreement described below.

On December 2, 2002, Patch entered into a participation agreement with Fairchild (the "Fairchild First Participation Agreement").  Pursuant to the terms of the Farmout Agreement, Patch had the right to earn a 12.5% interest in the Farmout Lands (as defined in the Farmout Agreement) by incurring 15.625% of the costs (the "Initial Costs") associated with the Test Wells (as defined in the Farmout Agreement).  Pursuant to the terms of the participation agreement, Fairchild had the right to earn up to a one-third (1/3) share of the Interest (the "Partial Interest"), being a 4.167% interest in the 10 Test Wells in consideration of incurring an equal portion of the costs to a maximum of 5.208% of the costs associated with the Test Wells.  In order for Fairchild to earn a Partial Interest, it was to pay for costs otherwise to be incurred by Patch pursuant to the terms of the Farmout Agreement, equal to the amount of the Partial Interest to be earned by Fairchild (the "Partial Costs") and Fairchild was to pay such Partial Costs as and when requested by Patch in order that Patch might fulfill its obligations under the Farmout Agreement in respect of the Partial Costs provided that, if Fairchild failed to make such payments, its right to earn the Partial Interest would cease and the agreement was to be terminated.

On February 10, 2003, Patch entered into another participation agreement with Fairchild ("Fairchild Second Participation Agreement") in order that it may earn a partial interest in a further 10 well drill program.  The parties to the Farmout Agreement are proposing to carry out a further 9 well drill program (the "Second Program").  Under the terms of the Fairchild Second Participation Agreement"), Fairchild could earn a 1.75% interest in the Second Program, being a one-sixth share of Patch's interest in the Second Program in consideration of incurring an equal percentage of the costs associated with the Second Program.

On March 27, 2003, Patch entered into a participation agreement (the "Micron Participation Agreement") with Micron Enviro Systems, Inc. ("Micron").  The Micron Participation Agreement provides that Micron may earn a 3.5% interest in the Second Program in consideration of incurring 5% of the costs associated therewith, provided that if Micron incurs less than 5% of the costs associated with the Second Program the partial interest earned by Micron shall be adjusted pro rata from the full 3.5% earned when 5% of such costs are incurred.

On April 3, 2003, Patch entered into an amendment agreement (the "Fairchild Amendment Agreement") to the Fairchild Second Participation Agreement.  Patch confirmed with Fairchild that its ability to continue to earn a 12.5% interest in any wells drilled on the Farmout Lands under the terms of the Farmout Agreement is contingent upon us paying 15.625% of the costs associated with such wells.  The Fairchild Amendment Agreement provides that Fairchild is now obligated to incur 2.5% of the costs associated with the second 9 well drill program on the Farmout Lands in order to earn a 1.75% interest in such wells, as opposed to incurring 1.75% of the costs as the Fairchild First Participation Agreement provided for, reflecting the increased costs to which Patch is subject.

On April 29, 2003, Patch entered into a participation agreement (the "Butler Participation Agreement") with Butler Developments Corp. ("Butler").  The Butler Participation Agreement provides that Butler may earn a 3.5% interest in the Second Program in consideration of incurring 5% of the costs associated therewith and payment to us of $15,000.

As of January 31, 2003, Patch had earned the 12.5% interest in the initial 10 Test Wells and, in connection therewith, incurred $112,809 as its share of the costs associated with the Test Wells.  Fairchild has also contributed its 5.208% share of the costs associated with the initial 10 Test Wells, being $68,772 and as a result has earned a 4.167% interest in these wells.  As a result, Patch's net interest in the initial 10 test wells is 8.333%.

On November 5, 2003, Patch entered into a participation agreement with Fairchild in order that Fairchild earn a 6.75% working interest in future oil wells in the Kerrobert drilling program. In consideration of Fairchild incurring 8.4375% of the costs associated with any such subsequent wells. As of January 31, 2004, a total of 19 wells had been drilled on the Farmout Lands.

On November 14, 2003 Patch entered into a farmout agreement with Bluenose Group Ltd. whereby Patch had the right, by assuming 12.5% of the costs associated with a test well to be drilled in the Browning area of southeast Saskatchewan, to earn a 12.5% working interest in the test well and a 6.25% working interest in the balance of the lands covered by the farmout agreement.

On February 10, 2003, True Energy has also advised Patch that it proposes to undertake a second 9 test well program on the lands and has advised Patch that the initial contribution required by Patch in order to participate in this program is approximately $42,000, based upon Patch being obligated to pay 15% of the costs associated with the program in order to earn a 12.5% working interest in the 9 test wells.  Patch has also confirmed with Micron, Butler and Fairchild that they will participate under the Participation Agreements they have with Patch.  As a result, Butler, Micron and Fairchild will assume responsibility for 5%, 5% and 2.5%, respectively, of the costs of the second 9 test well program and on completion will earn 3.5%, 3.5% and 1.75%, respectively, of the interest in the wells.  This will leave Patch responsible for 3.125% of the costs and on completion Patch will be left with a 3.75% interest in the second 9 test wells.

Manahuilla Creek Project, Goliad County, Texas

On November 6, 2003 Patch entered into a participation agreement with Fairchild in order for Fairchild to participate in an oil and gas prospect located in Goliad County, Texas.  Patch holds a September 30, 2003 agreement with PB Energy USA, Inc. ("PB") whereby Patch has a right to acquire a 3.75% participating working interest in a test well and the oil and gas lands leased by PB in Goliad County by paying 5% of the acquisition costs ($15,000), 5% of the costs of the test well and 3.75% of the costs relating to the development of the oil and gas lands.  Under the agreement with Fairchild, Fairchild has a right to earn one-half of Patch's interest (1.875%) by paying one-half of Patch's costs.  Through January 31, 2004, Fairchild has paid Patch $7,500 being one-half of the $15,000 previously paid by Patch on account of the acquisition costs.

The Manahuilla Creek project is a proposed drilling area targeting the expanded Yegua trend, which is an over pressured gas-condensate trend in the Middle-Eocene of the onshore Gulf Coast Basin.  The project covers approximately 1,265 gross acres of oil and gas leases.

Drilling began on the initial test well, the BB Gayle #1 well, in May 2004.  On June 1, 2004, Patch reported that the BB Gayle #1 well had been drilled, logged, with casing set from 7,000 feet to the surface, and cemented from 5,000 feet.  The targeted Yegua formation was encountered from 6,150 feet to 6,798 feet.  Many gas shows were reported while drilling, along with many small drilling breaks of 8 inches to 12 inches, indicating laminated sand and shales.  When the Yegua was first penetrated, the mud was gas cut from 14.4 pounds per gallon to 8.8 pounds per gallon, with over a 900-unit gas show.

In August 2004, the operator, PB Energy USA, Inc., confirmed a definite gas zone after completing the perforation program on the BB Gayle #1 well.  The Jackson formation was perforated below 5,000 feet, coinciding with the dipole sonic log shows and the mud log shows.  The operator is presently looking at other zones to find a commercially viable zone.  The Company hopes to find out if the well is commercially viable by year-end.

Ukraine

In September 2003, Patch signed a letter of understanding with NAFTOGAZ, the state-run oil company of Ukraine.  On November 7, 2003 Patch entered into an agreement with Fairchild whereby Patch agreed to negotiate with Fairchild so as to give Fairchild the opportunity to participate in any venture Patch may become involved in as a result of its relationship with NAFTOGAZ.

Negotiations with NAFTOGAZ are still in process.  The parties have agreed to continue formal discussions.  At the present, Ukraine is having political elections and under the advice of Ukrainian legal counsel, Patch will wait until after the elections to continue its due diligence and finalizing any potential agreements.

In August 2004, Patch signed a memorandum of understanding with Firma HAS to joint venture with respect to several producing oil and gas fields of Chernigivska, Sumska, Poltavaska, and Kharkivska regions of Ukraine, and to further explore these properties for future targets.

Company Reserve Estimates

No estimates of total, proved net oil or gas reserves have been filed with or included in reports to any federal authority or agency since the beginning of the last fiscal year.

Productive Wells

The following summarizes our productive wells as of May 31, 2004.  Productive wells are producing wells capable of production.  Gross wells are the total number of wells in which we have a working interest.  Net wells are the sum of our fractional working interests owned in the gross wells.
Area	Gross Oil Wells	Net Oil Wells	Gross Gas Wells	Net Gas Wells
California	-	-	4	0.027
Saskatchewan	19	2.97	-	-
Texas	-	-	1	0.050
TOTAL	19	2.97	5	0.077

Oil and Gas Acreage

The following table sets forth the undeveloped and developed leasehold acreage, by area, held by us as of May 31, 2004.  Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.  Developed acres are acres, which are spaced or assignable to productive wells.  Gross acres are the total number of acres in which we have a working interest.  Net acreage is obtained by multiplying gross acreage by our working interest percentage in the properties.  The table does not include acreage in which we have a contractual right to acquire or to earn through drilling projects, or any other acreage for which we have not yet received leasehold assignments.

	Undeveloped Acres		Developed Acres
Area	Gross	Net	Gross	Net
California	-	-	8,700	87.00
Saskatchewan	-	-	760	2.97
Texas	-	-	1,265	63.25
Total	-	-	10,725	153.22

Drilling Activity

During fiscal 2003, Patch participated in drilling four gas wells in Tehama County, California.  In December 2003, Patch spudded the first of 10 wells drilled in phase 1 of the Kerrobert project in Saskatchewan, Canada.  Of the 14 wells drilled during 2003, 14 were initially commercially viable.

During the fiscal year ended May 31, 2004, Patch participated in phase 2 of the Kerrobert project in Saskatchewan for a total of nine wells.  Patch also participated in the Browning project in Saskatchewan, which was a dry hole.  Of the 10 wells drilled during fiscal 2004, 9 of 10 were commercially viable.

Present Activities

Patch is currently waiting to see if the Manahuilla Creek project will be commercially viable.  Patch expects to have results by the end of 2004.  Patch is continuing to look at project in North America, Ukraine, and middle eastern countries.  At present no project has been finalized.

Office Space

The executive offices for the Company and Patch are located at 1220 Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8.  This space accommodates all of its executive and administrative offices.

RISK FACTORS

Much of the information included in this reoffer prospectus includes or is based upon estimates, projections or other "forward looking statements".  Such forward looking statements include any projections or estimates made by us and our management in connection with our business operations.  While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgement regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other "forward looking statements" involve various risks and uncertainties as outlined below.  We caution the reader that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward looking statements".

Our shares of common stock are considered speculative while we proceed with our commitments under the Farmout Agreement and the Participation Agreements or while we continue our search for new business opportunities.  Prospective investors should consider carefully the risk factors set out below.

Limited Operating History and History of Losses

We have a limited oil and gas operating history and therefore have a limited history of earnings. We started our oil and gas operations with the acquisition of our interest in our current properties.  To date, we have incurred substantial net losses.  As of August 31, 2004, we had a cumulative deficit of ($790,298).  Our ability to generate significant revenues is uncertain.  In order for us to make a profit, our revenues will need to increase significantly.

Lack of Financial Resources

Our ability to continue exploration and, if warranted, development of our properties will be dependent upon our ability to raise significant additional financing.  If we are unable to obtain such financing, a portion of our interest in our properties may be lost to exploration partners or our properties may be lost entirely.  We have limited financial resources and limited cash flow from operations and we are dependent for funds on our ability to sell our common shares, primarily on a private placement basis.  There can be no assurance that we will be able to obtain financing on that basis in light of factors such as the market demand for our securities, the state of financial markets generally and other relevant factors.  The method of financing employed by us to date results in increased dilution to the existing shareholders each time a private placement is conducted.

There can be no assurance that additional funding will be available to us for exploration and development of our projects or to fulfil our obligations under any applicable agreements.  Although historically we have announced additional financings to proceed with the development of some of our previous properties, there can be no assurance that we will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of our projects with the possible loss of such properties.

Going Concern Qualification

There is substantial doubt about our ability to continue as a going concern due to the losses incurred since inception, our stockholders' deficiency, and lack of revenues.

We anticipate that we may require financing from unrelated third parties in order to continue seeking a suitable business opportunity or business combination.  We anticipate that we will have sufficient capital to fund our ongoing operations until that time.  However, we may be required to raise additional financing for a particular business combination or business opportunity.  We would likely seek to secure any additional financing necessary through private placements of our common stock.

There can be no assurance that, if required, any such financing will be available upon terms and conditions acceptable to us, if at all.  Our inability to obtain additional financing in a sufficient amount when needed and upon terms and conditions acceptable to us could have a materially adverse effect upon our company.  Although we believe that we have funds sufficient to meet our immediate needs, we may require further funds to finance the development of any business opportunity that we acquire.  There can be no assurance that such funds will be available or available on terms satisfactory to us.  If additional funds are raised by issuing equity securities, further dilution to existing or future shareholders is likely to result.  If adequate funds are not available on acceptable terms when needed, we may be required to delay, scale back or eliminate the development of any business opportunity that we acquire.  Inadequate funding could also impair our ability to compete in the marketplace, which may result in the dissolution of our company.

Property Defects

We have not obtained title reports with respect to our oil and gas properties and believe our interests are valid and enforceable.  The properties may be subject to prior unregistered agreements, native land claims or transfers which have not been recorded or detected through title research.  Additionally, the land upon which we hold oil and gas leases may not have been surveyed; therefore, the precise area and location of such interests may be subject to challenge.

Currency Fluctuations

We maintain our accounts in US and Canadian currencies and are therefore subject to currency fluctuations and such fluctuations may materially affect our financial position and results. We do not engage in currency hedging activities.

Need to Manage Growth

In the event our properties commence production, we could experience rapid growth in revenues, personnel, complexity of administration and in other areas.  There can be no assurance that we will be able to manage the significant strains that future growth may place on our administrative infrastructure, systems, and controls.  If we are unable to manage future growth effectively, our business, operating results and financial condition may be materially adversely affected.

Dependence on Key Personnel/Employees

We are dependent on our ability to hire and retain highly skilled and qualified personnel. We face competition for qualified personnel from numerous industry sources, and there can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. We do not have key man insurance on any of our employees. The loss of service of any of our key personnel could have a material adverse effect on our operations or financial condition.

Dependence on Operators

Under the Farmout Agreement with Olympic Resources (Arizona) Ltd. and the operating agreement referred to therein, Lario Oil & Gas Co. will act as operator for the purposes of carrying out the work necessary to ensure our right to earn an interest under the Farmout Agreement and we are therefore dependent upon Lario's expertise in the area of oil and gas exploration and development.

Under the Participation Agreements with Fairchild, True Energy Inc. will act as operator for the purposes of carrying out the work necessary to ensure our right to earn an interest under the Participation Agreements and we are therefore dependent upon True Energy's expertise in the area of oil and gas exploration and development.

Conflicts of Interest

In addition to their interest in our company, our management currently engages, and intends to engage in the future, in the oil and gas business independently of our company. As a result, conflicts of interest between us and management of our company might arise.

"Penny Stock" Rules May Restrict the Market for the Company's Shares

Our shares of common stock are subject to rules promulgated by the Securities and Exchange Commission relating to "penny stocks," which apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission.  These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the such penny stocks.  These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock.  These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

Possible Volatility of Share Prices

Our shares of common stock are currently publicly traded on the Over-the-Counter Bulletin Board service of the National Association of Securities Dealers, Inc.  The trading price of our shares of common stock has been subject to wide fluctuations.  Trading prices of our shares of common stock may fluctuate in response to a number of factors, many of which will be beyond our control.  The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation.  There can be no assurance that trading prices and price earnings ratios previously experienced by our shares of common stock will be matched or maintained.  These broad market and industry factors may adversely affect the market price of our shares of common stock, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted.  Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Indemnification of Directors, Officers and Others

Our by-laws contain provisions with respect to the indemnification of our officers and directors against all expenses (including, without limitation, attorneys' fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that the person is one of our officers or directors) incurred by an officer or director in defending any such proceeding to the maximum extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Future Dilution

Our constating documents authorize the issuance of 50,000,000 shares of common stock, each with a par value of $0.001 and 10,000,000 shares of preferred stock, each with a par value of $0.001.  In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold.  If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders.  Further, any such issuance may result in a change in our control.

Anti-Takeover Provisions

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws.  Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

Risks Relating to the Industry

Oil and Gas Exploration

Exploration for economic reserves of oil and gas is subject to a number of risk factors.  While the rewards to an investor can be substantial if an economically viable discovery is made, few of the properties that are explored are ultimately developed into producing oil and/or gas wells.

Potential Profitability of Oil and Gas Ventures Depends Upon Factors Beyond the Control of Our Company

The potential profitability of oil and gas properties is dependent upon many factors beyond our control.  For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments.  Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project.  These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations.  A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well.  In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances.  The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control.  These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection.  The extent of these factors cannot be accurately predicted but the combination of these factors may result in our company not receiving an adequate return on invested capital.

Competitiveness of Oil and Gas Industry

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs.  Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds.  There can be no assurance that the necessary funds can be raised or that any projected work will be completed.

Fluctuating Price and Demand

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control.  These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Comprehensive Regulation of Oil and Gas Industry

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment.  Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.  Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received.  No assurance can be given that environmental standards imposed by federal, provincial, or local authorities will not be changed or that any such changes would not have material adverse effects on our activities.  Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us.  Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons.

Environmental Regulations

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control.  Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation.  Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date.  Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes.  In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities.  However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance.  Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations.

Our operating partners maintain insurance coverage customary to the industry; however, it is not fully insured against all environmental risks.

Risks Associated with Drilling

Drilling operations generally involve a high degree of risk.  Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure.  Incurring any such liability may have a material adverse effect on our financial position and operations.

Government Regulation/Administrative Practices

There is no assurance that the laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, will not be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on our Company.  Any or all of these situations may have a negative impact on our ability to operate and/or become profitable.

Use of Proceeds

We will not receive any of the proceeds from the sale of any of the 600,000 shares of common stock by David Stadnyk or Winston Cabell.

Selling Stockholders

The following table identifies the selling stockholders and indicates (i) the nature of any material relationship that such selling stockholder has had with us for the past three years, (ii) the number of shares held by the selling stockholders, (iii) the amount to be offered for each of the selling stockholder's account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by each selling stockholder after the sale of the shares offered by them pursuant to this offering.  The selling stockholders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares.  SEC rules require that we assume that the selling stockholders sell all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.  As of August 25, 2003, there were 26,710,554 common shares in our capital issued and outstanding.
Selling Stockholder	Number of Shares Beneficially Owned(1)	Number of Shares Subject to Options (2)	Shares Being Registered(3)	Percentage of Shares Beneficially Owned
				Before Offering(4)	After Offering(5)
David Stadnyk	14,244,232	1,400,000	400,000	33.6%	25.5%
Winston Cabell	1,596,849	980,000	200,000	3.8%	2.6%

(1)             Represents shares owned beneficially by each of David Stadnyk and Winston Cabell, including shares that each has the right to acquire within 60 days of the date of this reoffer prospectus.

(2)             Includes shares of our common stock underlying stock option agreements between each of David Stadnyk and Winston Cabell whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(3)             Represents total number of shares issuable pursuant to the Stock Option Plan.

(4)             Based on 42,385,071 shares outstanding as of October 29, 2004.

(5)             Based on 54,385,071 shares outstanding in the event all shares are issued pursuant to the Stock Option Plan.

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO THE SELLING STOCKHOLDERS HAS BEEN OBTAINED FROM EACH OF THE SELLING STOCKHOLDERS.  BECAUSE THE SELLING STOCKHOLDERS MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THEM, ONLY AN ESTIMATE (ASSUMING THE SELLING STOCKHOLDERS SELL ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY EACH SELLING STOCKHOLDER AFTER THIS OFFERING.  IN ADDITION, THE SELLING STOCKHOLDERS MAY HAVE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH HE PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THEM, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THEM IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

Plan of Distribution

The selling stockholders may sell the 600,000 common shares for value from time to time under this reoffer prospectus in one or more transactions on the Over the Counter Bulletin Board, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated.  The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The selling stockholders and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.  All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

In addition to any shares sold hereunder, the selling stockholders may, at the same time, sell any shares of common shares, including the shares, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

There is no assurance that the selling stockholders will sell all or any portion of the shares offered.

We will pay all expenses in connection with this offering and, apart from receipt of the exercise price on the related options, we will not receive any proceeds from sales of any shares by the selling stockholders.

Experts

The financial statements as of May 31, 2004 and 2003 and for each of the years in the two-year period ended May 31, 2004, are incorporated by reference in this reoffer prospectus in reliance on the report of Morgan & Company, independent accountants, which is also incorporated herein by reference, in reliance upon their authority as experts in accounting and auditing.

Legal Matters

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling stockholders by Lang Michener, Vancouver, British Columbia, Canada.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    Item 3. Incorporation of Documents by Reference.

    The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

    The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

    1.             The description of our company's common stock contained in our Registration Statement on Form 10-SB (SEC file number 000-28305), filed with the Securities and Exchange Commission on December 23, 1999, including all amendments and reports for the purpose of updating such description;

    2.             Our Quarterly Report on Form 10-QSB filed October 20, 2004;

    3.             Our Annual Report on Form 10-KSB filed on October 18, 2004;

    4.             Our Current Report on Form 8-K filed on September 20, 2004;

    5.             Our Current Report on Form 8-K filed on June 15, 2004;

    6.             Our Definitive Information Statement on Schedule 14C, filed on May 21, 2004;

    7.             Our Preliminary Information Statement on Schedule 14C, filed on May 11, 2004;

    8.             Our Quarterly Report on Form 10-QSB filed on April 18, 2004;

    9.             Our Registration Statement on Form S-8 filed April 1, 2004;

    10.           Our Current Report on Form 8-K filed on March 19, 2004;

    11.           Our Amendment No. 1 to our Quarterly Report on Form 10-QSB/A filed on January 22, 2004;

    12.           Our Quarterly Report on Form 10-QSB filed on January 20, 2004;

    13.           Our Quarterly Report on Form 10-QSB filed on November 10, 2003; and

    14.           All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

    In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

    WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES).  REQUESTS SHOULD BE DIRECTED TO THE PRESIDENT, PATCH INTERNATIONAL INC., SUITE 1220, 666 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA, CANADA  V6C 2X8.  OUR TELEPHONE NUMBER IS 604.688.2790.

    You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

    Item 4. Description of Securities.

    Not applicable.

    Item 5. Interests of Named Experts and Counsel.

    Not applicable.

    Item 6. Indemnification of Directors and Officers.

    Section 78.7502 of Nevada Revised Statutes provides as follows with respect to indemnification of directors and officers:

    NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

    When indemnification is discretionary, Section 78.751 of Nevada Revised Statutes provides as follows with respect to the authorization required to carry out the indemnification:

    NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

    Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

    (a) By the stockholders;

    (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

    (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

    (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

    The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

    3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

    (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

    (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

    Our Bylaws provide that we must indemnify any director or officer of our corporation to the full extent permitted by applicable law as then in effect, against liability arising out of a proceeding to which the individual was made a party because he or she is or was a director or officer of our corporation.  We will advance expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding, as provided by our Bylaws.

    Item 7.    Exemption from Registration Claimed.

    Not Applicable.

    Item 8.    Exhibits.

    4.1           2004 Stock Option Plan, dated effective October 29, 2004;

    4.2           Form of Stock Option Agreement

    5              Opinion of Lang, Michener

    23.1         Consent of Lang Michener (included in Exhibit 5)

    23.2         Consent of Independent Auditor (Morgan & Company)

    Item 9.    Undertakings.

(a)           We hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on October 29, 2004.

PATCH INTERNATIONAL INC.

/s/ David Stadnyk
By: _____________________________________
David Stadnyk, President, Treasurer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David Stadnyk his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ David Stadnyk
By:
David Stadnyk
President, Treasurer and Director

/s/ Winston Cabell
By:
Winston Cabell
Secretary and Director